UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2020

ORIGINCLEAR, INC.

(Name of registrant as specified in its charter)

Nevada	333-147980	26-0287664
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or organization)		Identification Number)

2535 E. University Drive McKinney, TX	75069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 939-6645

525 S. Hewitt Street

Los Angeles, CA 90013

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b2 of the Securities Exchange Act of 1934 (§240.12b2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Current Report on Form 8-K/A amends and restates the Current Report on Form 8-K filed by OriginClear, Inc. on May 1, 2020.

Item 3.02 Unregistered Sales of Equity Securities.

Conversion of Notes

As previously reported, the Company entered into agreements by and between the Company and various investors by which investors hold convertible promissory notes convertible into shares of the Company’s common stock. On April 28, 2020, holders of convertible promissory notes converted an aggregate principal and interest amount of $10,500 into an aggregate of 350,000 shares of the Company’s common stock.

The securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act since, among other things, the transactions did not involve a public offering.

Conversion of Preferred Shares

As previously reported, on December 17, 2019, the Company filed a certificate of designation (the “Series M COD”) of Series M Preferred Stock (the “Series M”).  Pursuant to the Series M COD, the Company designated 800,000 shares of preferred stock as Series M. The Series M has a stated value of $25 per share and is convertible into shares of the Company’s common stock on the terms and conditions set forth in the Series M COD.

Between April 15, 2020 and April 30, 2020, holders of Series M Preferred Stock converted an aggregate of 320 Series M shares into an aggregate of 137,052 shares of the Company’s common stock.

The securities above were offered and sold pursuant to an exemption from the registration requirements provided under Regulation A under the Securities Act.

Consultant Issuances

Between April 30, 2020 and May 1, 2020, the Company issued to consultants an aggregate of 230,606 shares of the Company’s common stock for services.

The securities referenced above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act since, among other things, the transactions did not involve a public offering.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 27, 2020, the Company filed a certificate of designation (the “Series O COD”) of Series O Preferred Stock (the “Series O”) and a certificate of designation (the “Series P COD”) of Series P Preferred Stock (the “Series P”) with the Secretary of State of Nevada.

Pursuant to the Series O COD, the Company designated 2,000 shares of preferred stock as Series O. The Series O will have a stated value of $1,000 per share, and will be entitled to cumulative dividends (i) in cash at an annual rate of 8% of the stated value, and (ii) in shares of common stock of the Company (valued based on the conversion price as in effect on the last trading day of the applicable fiscal quarter) at an annual rate of 4% of the stated value, payable quarterly within 60 days from the end of such fiscal quarter. The Series O will not be entitled to any voting rights except as may be required by applicable law. The Series O will be convertible into common stock of the Company in an amount determined by dividing 200% of the stated value of the Series O being converted by the conversion price, provided that, the Series O may not be converted into common stock to the extent such conversion would result in the holder beneficially owning more than 4.99% of the Company’s outstanding common stock. The conversion price will be equal to the average closing sale price of the common stock for the five trading days prior to the conversion date. The Company will have the right (but no obligation) to redeem the Series O at any time while the Series O are outstanding at a redemption price equal to the stated value plus any accrued but unpaid dividends. The foregoing description of the Series O COD is qualified by reference to the full text of the Series O COD, a copy of which is attached hereto as Exhibit 3.1.

Pursuant to the Series P COD, the Company designated 500 shares of preferred stock as Series P. The Series P will have a stated value of $1,000 per share, and will be entitled to receive dividends on an as-converted basis with the Company’s common stock. The Series P will vote on an as-converted basis with the common stock, subject, however, to the beneficial ownership limitation set forth in the Series P COD. The Series P will be convertible into shares of the Company’s common stock, on the terms and conditions set forth in the Series P COD, which includes certain make-good shares for certain prior investors, and provided that, the Series P may not be converted into common stock to the extent such conversion would result in the holder beneficially owning more than 4.99% of the Company’s outstanding common stock. The foregoing description of the Series P COD is qualified in its entirety by reference to the full text of the Series P COD, a copy of which is attached hereto as Exhibit 3.2.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

3.1	Certificate of Designation of Series O Preferred Stock (previously filed)
3.2	Certificate of Designation of Series P Preferred Stock (previously filed)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORIGINCLEAR, INC.

May 7, 2020	By:	/s/ T. Riggs Eckelberry
Name: T. Riggs Eckelberry Title: Chief Executive Officer

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